MTBC Closes Public Offering of Third Tranche of Non-Convertible Preferred Stock

SOMERSET, N.J, – (Marketwired) – September 6, 2017 – MTBC (NASDAQ: MTBC) (NASDAQ: MTBCP) a provider of proprietary, cloud-based healthcare IT solutions and services, announced the closing today of the most recent of three tranches of its non-convertible Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) for $25 per share, for combined gross proceeds from the three tranches of approximately $1.9 million.

“We’re pleased to announce that investors have purchased all shares of our Series A Preferred Stock that were available under our shelf registration,” said Bill Korn, MTBC Chief Financial Officer. He continued, “MTBC is well capitalized – having raised total gross proceeds of approximately $9.2 million over the last three months from the sale of our Series A Preferred Stock – and focused on deploying our capital to repay debt and grow our business. In the future, if we need to sell additional Series A Preferred Stock, we can do so via a registration statement on Form S-1, such as the one we used in June.”

H.C. Wainwright & Co. acted as exclusive lead placement agent for the offering that closed today.

Today’s closing represented 15,000 shares of MTBC’s Series A Preferred Stock, and the prior tranches that closed on August 17, 2017 and August 28, 2017 represented 23,695 and 36,500 shares, respectively. After deducting the placement agents’ fees and other estimated offering expenses payable by MTBC, the net proceeds to MTBC from today’s closing were approximately $317,000, and the combined net proceeds from all three tranches were approximately $1.6 million. MTBC intends to use the net proceeds for repayment of debt, working capital and general corporate purposes to support the company’s growth initiatives.

The shares of preferred stock which were sold during the last four weeks were issued via a take-down off MTBC’s “shelf” registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission (SEC) on May 9, 2016. The final prospectus supplements related to the offering that closed today and the other two tranches that closed on August 17 and August 25 have been filed with the SEC and may also be obtained at the SEC’s website located at www.sec.gov or by contacting MTBC, 7 Clyde Road, Somerset, NJ 08873.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based and mobile health solutions, together with related business services, to healthcare providers throughout the United States. Its integrated SaaS platform helps its customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For more information on MTBC, please visit www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

(732) 873-5133